Exhibit 99.1

Contact: Richard L. Van Kirk,

Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2016 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, February 11, 2016 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2016 second quarter ended December 31, 2015. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2016 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2015

Net sales for the three months ended December 31, 2015 increased $2.6 million, or 95%, to $5.4 million from $2.8 million for the three months ended December 31, 2014, due primarily to increases in medical device revenues as well as an additional medical device product launch during the quarter. Gross profit for the three months ended December 31, 2015 increased $843,000, or 121%, to $1.5 million from $696,000 for the same period in fiscal 2015. Contributing to this increase were the increase in sales volume, described above, and improved absorption of our fixed manufacturing overhead as compared to the corresponding quarter in fiscal 2015.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2015 increased $54,000 or 5% to $1.1 million compared to the prior fiscal year’s corresponding quarter, reflecting primarily increased selling expenses.

Income from continuing operations for the quarter ended December 31, 2015 increased by $593,000 to $391,000, compared to a loss from continuing operations of $202,000 in the corresponding quarter in fiscal 2015. Net income for the quarter ended December 31, 2015 was $391,000, or $0.09 per share, compared to a net loss of $192,000, or $0.05 per share, for the corresponding quarter in fiscal 2015.

Six Months Ended December 31, 2015

Net sales for the six months ended December 31, 2015 increased $4.1 million, or 77%, to $9.5 million from $5.4 million for the six months ended December 31, 2014, due primarily to increases in medical device revenues, which represents approximately 70% of our revenue for the six months ended December 31, 2015.

Gross profit for the six months ended December 31, 2015 increased $1.1 million, or 70% compared to the same period in fiscal 2015.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2015 increased 10% to $2.3 million from $2.1 million in the prior fiscal year’s corresponding period, reflecting primarily increased selling expenses associated with our Fineline Molds division, a business we acquired in the third quarter of fiscal 2015, and increased general and administrative expenses mostly related to our investment in real property located in Ramsey, Minnesota as well as increased research and development personnel costs to assist with our growing portfolio of medical drivers.

Income from continuing operations for the six months ended December 31, 2015 was $265,000, compared to a loss from continuing operations of $383,000 for the corresponding period in fiscal 2015. Net income for the six months ended December 31, 2015 was $265,000, or $0.06 per share, compared to a net loss of $248,000, or $0.09 per share, for the corresponding period in fiscal 2015.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are extremely pleased with our second quarter results as our turnaround continues and gains momentum. I commend the entire Pro-Dex team for their success in making timely shipments to our key customers and completing the design of another important surgical driver which marks the third completed product development project in the last nine months. In addition, we remain excited about our strong backlog as well as new opportunities in our core medical device business as we look to grow the company further.”

“While we are excited to have announced a return to profitability, and appreciate the patience of our shareholders while we have made numerous changes, we believe strongly in continuous improvement. To that end we anticipate making appropriate and measured investments to continue to strengthen our team and operations.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets.  Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division.  For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2015	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,053	$697
Accounts receivable, net of allowance for doubtful accounts of $20 and $36, respectively	1,831	2,326
Due from factor	912	—
Unbilled receivables	108	853
Other current receivables	10	28
Inventory	4,481	4,310
Prepaid expenses	122	124
Investment in Ramsey property and related notes receivable	1,461	—
Deferred income taxes	43	70
Total current assets	10,021	8,408
Equipment and leasehold improvements, net	1,225	1,470
Investment in Ramsey property and related notes receivable	—	1,652
Goodwill	353	353
Intangibles	480	547
Other assets	88	86
Total assets	$12,167	$12,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,286	$1,867
Accrued expenses	1,036	1,202
Deferred revenue	282	594
Notes payable	522	24
Capital lease obligations	1	7
Total current liabilities	3,127	3,694
Deferred income taxes	43	70
Deferred rent	173	204
Note payable, net of current portion	58	70
Total non-current liabilities	274	344
Total liabilities	3,401	4,038

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,149,004 and 4,139,579 shares issued and outstanding at December 31, 2015 and June 30, 2015, respectively	18,434	18,411
Accumulated deficit	(9,668)	(9,933)
Total shareholders’ equity	8,766	8,478
Total liabilities and shareholders’ equity	$12,167	$12,516

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Net sales	$5,439	$2,792	$9,535	$5,387
Cost of sales	3,900	2,096	6,938	3,863
Gross profit	1,539	696	2,597	1,524

Operating expenses:
Selling expenses	256	186	470	328
General and administrative expenses	452	459	986	950
Research and development costs	435	444	863	829
Total operating expenses	1,143	1,089	2,319	2,107

Operating income (loss)	396	(393)	278	(583)
Interest expense	(20)	(2)	(26)	(3)
Interest income	1	4	—	5
Gain from disposal of equipment	14	1	14	1
Realized gain on sale of investments	—	59	—	59

Income (loss) from continuing operations before income taxes	391	(331)	266	(521)
Income tax (expense) benefit	—	129	(1)	138

Income (loss) from continuing operations	391	(202)	265	(383)
Income from discontinued operations, net of income taxes	—	10	—	21
Net income (loss)	$391	$(192)	$265	$(362)
Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	—	162	—	173
Less: Reclassification of realized gains included in net loss	—	(59)	—	(59)
Comprehensive income (loss)	$391	$(89)	$265	$(248)

Basic and diluted net income (loss) per share:
Income (loss) from continuing operations	$0.09	$(0.05)	$0.06	$(0.09)
Income from discontinued operations	—	—	—	—
Net income (loss)	$0.09	$(0.05)	$0.06	$(0.09)

Weighted average common shares outstanding:
Basic	4,143	4,170	4,142	4,190
Diluted	4,165	4,170	4,161	4,190
Common shares outstanding	4,149	4,170	4,149	4,170

PRO-DEX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$265	$(362)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	334	259
Gain on sale of investments	—	(59)
Gain from disposal of equipment	(14)	(1)
Share-based compensation	2	11
Deferred income tax benefit	—	(77)
Bad debt expense (recovery)	(16)	(3)
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other current receivables	(383)	673
Unbilled receivables	745	(342)
Inventory	(171)	(275)
Prepaid expenses and other assets	(2)	(103)
Accounts payable, accrued expenses and deferred rent	(778)	326
Deferred revenue	(312)	269
Income taxes payable	—	(53)
Net cash provided by (used in) operating activities	(328)	263

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of investments	—	(12)
Purchases of equipment and leasehold improvements	(21)	(209)
Acquisition of Huber Precision	—	(209)
Purchase of Investment in Ramsey property and related notes receivable	(86)	(1,205)
Proceeds from liquidation of Ramsey assets	277	—
Proceeds from sale of equipment	14	1
Proceeds from sale of investments	—	318
Increase in intangibles	(1)	(61)
Net cash provided by (used in) investing activities	183	(1,377)

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of common stock	—	(94)
Proceeds from note payable	500	—
Proceeds from exercise of options and ESPP contributions	21	—
Payments made for common stock rights offering	—	(3)
Borrowings from Summit Loan	1,600	—
Repayments on Summit Loan	(1,600)	—
Principal payments on notes payable and capital lease	(20)	(4)
Net cash provided by (used in) financing activities	501	(101)

Net increase (decrease) in cash and cash equivalents	356	(1,215)
Cash and cash equivalents, beginning of period	697	3,188
Cash and cash equivalents, end of period	$1,053	$1,973